News Release

1601 West Diehl Road
Naperville, IL 60563-1198
www.nalco.com

Media Contact: Charlie Pajor
630 305 1556
cpajor@nalco.com

Investor Contact: Mike Bushman
630 305 1025
mbushman@nalco.com
Date: February 7, 2006
Nalco Results Hit Expectations

(Naperville, Illinois) Nalco Holding Company (NYSE:NLC) sales increased 9.2 percent in 2005 to $3.3 billion and net income improved to $47.8 million from a year-ago net loss of $138.8 million. Sales were primarily driven in the year by higher prices aimed at offsetting continued raw material and energy cost increases. The 2004 net loss was the result of one-time charges.

Organic sales, excluding currency fluctuations and the impacts of a joint venture in Japan, grew 7.2 percent for the year. Real growth was up 2.2 percent as sales engineers focused in the year on increasing price. Nalco defines real growth as organic growth minus price increases designed to pass on higher purchased material and energy costs.

Diluted earnings per share were $0.33 in 2005 compared to the prior-year net loss of $1.42. Net income includes after-tax charges for the year of $22.9 million for business process optimization, reimbursed benefit plan contributions, and unusual charges such as costs involved in a secondary share offering in August.

Adjusted EBITDA, defined by the Company’s debt covenants, increased 3 percent in the year to $603.0 million from $585.3 million. Adjusted EBITDA margins for the full year were 110 basis points lower than 2004, but fourth quarter margins were improved from the prior-year period. Nalco generated $119.6 million in Free Cash Flow for the year, which was used for debt reduction.

“Despite the difficult challenges of raw material cost increases and shortages, coupled with unusually disruptive hurricanes, we managed to grow sales and earnings while generating cash to pay down debt,” said Chairman and Chief Executive Officer Dr. William H. Joyce. “Absorbing the number of challenges we faced while improving results and generating cash shows the strength of our service-oriented business.”

Performance improvements did not come easily, Dr. Joyce noted. “The year put a tremendous strain on our employees, who worked harder than ever to keep supply disruptions and other challenges from impacting the services, products and expertise we provide to our customers,” he said. “The financial results from this hard work fell short of our internal expectations. I am convinced, however, that the hard work of 2005 provides us with a strong platform on which to build much better Company performance in 2006 and beyond.”

Cost savings played an important role in helping the Company improve Adjusted EBITDA. For the year, structural cost savings and work process redesign efforts generated $89 million in benefits, offsetting higher global compensation costs, investments in hiring sales engineers and service technicians, and other new costs.

In addition to negative hurricane-based earnings impacts of about $32 million, a very large raw material cost increase and the typical lag in obtaining price increases played an important role in the Company’s performance gap versus its initial expectations.

Increases in energy and material costs totaled $166 million in 2005, versus our price increases for the year of $150 million. “Although we improved during the year, we clearly need more work to capture enough in price increases to at least match our higher costs from 2004, 2005 and what we expect in 2006,” stated Dr. Joyce.

Segment Comments

Sales during 2005 grew organically by 10.6 percent in Energy Services, 5.9 percent in Industrial and Institutional Services, 4.6 percent in Paper Services and 11.9 percent in Nalco’s Other segment, supported by very strong growth in India. Nominal sales in the Other segment increased 32.8 percent, gaining from an additional five months of sales consolidation from the June 2004 creation of the Katayama Nalco joint venture in Japan.

Obtaining price improvements has been particularly challenging in Paper Services. “Our Paper Services business faced a tough customer environment in 2005. Further, the competitive environment was much slower to respond to cost pressures than in our other segments,” Dr. Joyce said. “Our Asia/Pacific paper business grew rapidly, but this growth was not enough to offset price weakness in our larger North American and European paper business units. Throughout our Paper business, we have developed offerings that are better able to drive customer value. We need to translate this improved customer value into our pricing.”

Nalco’s other businesses improved performance during the year.

“Cost moved well ahead of price early in the year in Energy Services, but we have made progress in recent quarters to close this gap. We are not yet where we need to be, but moving in the right direction behind strong leadership in both our Upstream exploration and production and Downstream refining and petrochemical processing businesses. We have strong, veteran industry leadership driving the Division,” Dr. Joyce said. “The Industrial and Institutional Services business has done well on price through the year, but needs to also focus on real growth in 2006. Geographically, our Asia/Pacific business continues to grow at a much faster pace than the underlying market, with China and India being exceptionally strong markets for us.”

Fourth quarter results

Fourth quarter sales growth of 7.2 percent to $863.6 million included 6.8 percent price growth and 2.0 percent real growth, which were partially offset by negative currency impacts. Fourth quarter net income increased to $25.2 million from a year-ago loss of $16.5 million that was largely driven by costs related to Nalco’s November 2004 Initial Public Offering. On a fully diluted basis, earnings per share were $0.17 versus the prior-year loss of $0.14.

Adjusted EBITDA increased 10.7 percent to $163.0 million from $147.3 million.

“Adjusted EBITDA increased at the double-digit pace we target, enough to get into the bottom end of the range we projected for the year after Hurricane Katrina. Our EBITDA margins in the quarter were 60 basis points ahead of the year-ago quarter,” noted Dr. Joyce. In the fourth quarter, costs were about $43 million higher compared to the prior-year period and price increases were nearly $55 million. “Despite this, we are disappointed because we had hoped to do better,” Dr. Joyce said.

Fourth quarter sales improved organically by 14.8 percent in Energy Services, 7.9 percent in Industrial and Institutional Services, 4.5 percent in Paper Services and 5.1 percent in the Other segment. Negative currency impacts in all four segments reduced nominal sales.

2006 Expectations

“We remain committed to our target of generating double-digit growth in Adjusted EBITDA," Dr. Joyce said, “and have set a gain of about 12 percent as our target for 2006. Corresponding earnings per share would approximate $0.65. This is after deducting approximately $11 million in after-tax impacts from anticipated profit-sharing payments that would be reimbursed to the Company. While we face continuing pressures in raw material costs, we are helped by the ongoing recovery of suppliers and customers who were affected by the hurricanes.”

“Our plan anticipates enough price to cover continued year-on-year cost increases for purchased materials and freight of roughly $100 million - which is the level we see for the first quarter of 2006. Our performance expectations would likely adjust if the actual cost increase is significantly different or includes substantial movement late in the year given our one quarter pricing lag,” Dr. Joyce said.

Nalco projects 2006 sales growth to improve from 2005 levels by more than 7 percent, with price contributing more than half of this growth. Targeted real growth remains short of the Company’s longer-term 5 percent base business growth target as efforts to obtain price are expected to continue to be our priority. Because of this, we expect to slowly return to trend-line growth. Alternate channels growth for the year is expected to be masked by planned declines in some low-margin portions of our Other segment business.

Free Cash Flow in 2006 is targeted at approximately $170 million, reflecting the increased profitability from 2005, but also the working capital impacts of higher costs. Cost savings and work process redesign gains are again targeted at $75 million in 2006, with some of these efforts expected to generate improved working capital performance going into 2007.

Nalco will discuss fourth quarter and full-year 2005 results in a Webcast to be held Wednesday, Feb. 8, at 10:00 a.m. ET. Information on the Webcast is available on our Web site www.nalco.com.

Nalco is the leading provider of integrated water treatment and process improvement services, chemicals and equipment programs for industrial and institutional applications. The company currently serves more than 60,000 customer locations representing a broad range of end markets. It has established a global presence with over 10,000 employees operating in 130 countries, supported by a comprehensive network of manufacturing facilities, sales offices and research centers. In 2005, Nalco achieved sales of more than $3.3 billion.

Several non-GAAP measures are discussed in today’s press release. Management believes that discussion of these measures provides investors with additional insight into the ongoing operations of Nalco Holding Company. Non-GAAP measures are reconciled to the closest GAAP measure in schedules attached to this press release, which may also be found at www.nalco.com. Adjusted EBITDA is a non-GAAP measure used to determine compliance with the Company’s debt covenants. Reconciliation to net income is included in Attachment 5. Free Cash Flow is reconciled on Attachment 6 to Cash from Operations as shown on Nalco’s Cash Flow Statement, and is defined as Cash from Operations less Capital Expenditures and Minority Interest charges. Adjustments to net income are identified in Attachment 7. The adjustments represent those items included in Nalco’s income statement that are either one-time in nature, support incremental cost reduction programs, or - in the case of the profit-sharing reimbursements by our former owner - are unusual when compared to other companies. Attachment 8 reconciles projected 2006 Free Cash Flow to Cash from Operations. In addition, Nalco discusses sales growth in terms of nominal (actual), organic (nominal less foreign currency and acquisition/divestiture/merger/joint venture impacts), and real (organic growth less that portion of the growth which consists of price increases that simply pass along higher purchased material and freight costs). The non-GAAP measures should not be viewed as alternatives to GAAP measures of performance. Furthermore, these measures may not be consistent with similar measures provided by other companies.

This news release includes forward-looking statements, reflecting current analysis and expectations based on what are believed to be reasonable assumptions. Forward-looking statements may involve known and unknown risks, uncertainties and other factors, which may cause the actual results to differ materially from those projected, stated or implied, depending on many factors, including, without limitation: ability to generate cash, ability to raise capital, ability to refinance, the result of the pursuit of strategic alternatives, ability to execute work process redesign and reduce costs, business climate, business performance, economic and competitive uncertainties, higher manufacturing costs, reduced level of customer orders, changes in strategies, risks in developing new products and technologies, environmental and safety regulations and clean-up costs, foreign exchange rates, the impact of changes in the value of pension fund assets and liabilities, changes in generally accepted accounting principles, adverse legal and regulatory developments, including increases in the number or financial exposures of claims, lawsuits, settlements or judgments, or the inability to eliminate or reduce such financial exposures by collecting indemnity payments from insurers, the impact of increased accruals and reserves for such exposures, weather-related factors, adverse changes in economic and political climates around the world, including terrorism and international hostilities, and other risk factors identified by the Company. Accordingly, there can be no assurance that the Company will meet future results, performance or achievements expressed or implied by such forward-looking statements. This paragraph is included to provide safe harbor for forward-looking statements, which are not generally required to be publicly revised as circumstances change, and which the Company does not intend to update.

Attachments

1.	Condensed Consolidated Balance Sheets (Unaudited)
2.	Condensed Consolidated Statements of Operations (Unaudited)
3.	Condensed Consolidated Statements of Cash Flows (Unaudited)
4.	Segment Information (Unaudited)
5.	EBITDA and Adjusted EBITDA (Unaudited)
6.	Free Cash Flow (Unaudited)
7.	Share Base and Earnings Per Share
8.	Free Cash Flow - 2006 Forecast

Nalco Holding Company  and Subsidiaries
Condensed Consolidated Balance Sheets
(dollars in millions)
	(Unaudited)
	December 31,	December 31,
	2005	2004
Assets
Current assets:
Cash and cash equivalents	$30.8	$33.3
Accounts receivable, less allowances of $16.6 in 2005 and $21.1 in 2004	622.3	594.2
Inventories:
Finished products	242.6	245.4
Materials and work in process	70.6	68.1
	313.2	313.5
Prepaid expenses, taxes and other current assets	83.1	90.1
Total current assets	1,049.4	1,031.1

Property, plant, and equipment, net	755.3	847.3
Intangible assets:
Goodwill	2,196.7	2,368.3
Other intangibles, net	1,227.5	1,323.6
Other assets	323.5	363.6
Total assets	$5,552.4	$5,933.9

Liabilities and shareholders’ equity
Current liabilities:
Accounts payable	$285.4	$261.9
Short-term debt	22.6	17.7
Other current liabilities	235.2	311.7
Total current liabilities	543.2	591.3

Other liabilities:
Long-term debt	3,244.2	3,424.8
Deferred income taxes	353.0	484.8
Accrued pension benefits	416.4	411.7
Other liabilities	278.9	296.8

Minority interest	11.2	14.1

Shareholders’ equity	705.5	710.4
Total liabilities and shareholders’ equity	$5,552.4	$5,933.9

ATTACHMENT 1

Nalco Holding Company and Subsidiaries
Condensed Consolidated Statements of Operations
(Unaudited)
(dollars in millions, except per share amounts)

	Three Months ended December 31, 2005	Three Months ended December 31, 2004	Year ended December 31, 2005	Year ended December 31, 2004

Net sales	$863.6	$805.4	$3,312.4	$3,033.3
Operating costs and expenses:
Cost of product sold	480.8	430.5	1,830.7	1,578.4
Selling, administrative, and research expenses	256.8	269.1	1,031.2	1,039.2
Amortization of intangible assets	20.2	23.3	81.6	96.3
In-process research and development	-	-	-	122.3
Business optimization expenses	4.3	1.7	25.6	1.7
Total operating costs and expenses	762.1	724.6	2,969.1	2,837.9

Operating earnings	101.5	80.8	343.3	195.4

Other income (expense), net	6.7	(50.5)	3.1	(57.0)
Interest income	2.2	2.5	8.4	10.2
Interest expense	(65.3)	(63.1)	(258.0)	(250.8)

Earnings (loss) before income taxes	45.1	(30.3)	96.8	(102.2)

Income tax provision (benefit)	18.6	(16.0)	43.3	30.8

Minority interests	(1.3)	(2.2)	(5.7)	(5.8)

Net earnings (loss)	$25.2	$(16.5)	$47.8	$(138.8)

Net earnings (loss) per share:
Basic	$0.18	$(0.14)	$0.34	$(1.42)
Diluted	$0.17	$(0.14)	$0.33	$(1.42)
Weighted-average shares outstanding (millions):
Basic	141.8	118.9	141.7	97.7
Diluted	146.6	118.9	146.6	97.7

ATTACHMENT 2

Nalco Holding Company and Subsidiaries
Condensed Consolidated Statements of Cash Flows
(Unaudited)
(dollars in millions)

	Year ended December 31, 2005	Year ended December 31, 2004

Operating activities
Net earnings (loss)	$47.8	$(138.8)
Adjustments to reconcile net earnings (loss) to net cash provided by operating activities:
Depreciation	133.3	114.3
Amortization	81.6	96.3
In-process research and development	-	122.3
Amortization of deferred financing costs and accretion of senior discount notes	40.2	49.1
Other, net	7.7	21.1
Changes in operating assets and liabilities	(110.7)	(26.8)
Net cash provided by operating activities	199.9	237.5

Investing activities
Purchase price adjustment on acquisition of Ondeo Nalco Group	(3.2)	25.3
Additions to property, plant, and equipment, net	(74.6)	(91.8)
Other investing activities	1.9	(5.7)
Net cash used for investing activities	(75.9)	(72.2)

Financing activities
Changes in short-term debt, net	2.9	(34.8)
Proceeds from long-term debt	24.3	719.7
Repayments of long-term debt	(145.8)	(639.3)
Redemption premium on early extinguishment of debt	-	(14.6)
Capital contributions	-	9.3
Capital distributions	-	(991.5)
Proceeds from offering of common stock, net	-	720.5
Other	(7.3)	(2.1)
Net cash used for financing activities	(125.9)	(232.8)
Effect of exchange rate changes on cash and cash equivalents	(0.6)	0.8
Decrease in cash and cash equivalents	(2.5)	(66.7)
Cash and cash equivalents at beginning of period	33.3	100.0
Cash and cash equivalents at end of period	$30.8	$33.3

ATTACHMENT 3

Nalco Holding Company and Subsidiaries
Segment Information
(Unaudited)
(dollars in millions)

Net sales by reportable segment were as follows:

	Three Months ended December 31, 2005	Three Months ended December 31, 2004	Year ended December 31, 2005	Year ended December 31, 2004

Industrial and Institutional Services	$387.0	$363.7	$1,493.6	$1,396.1
Energy Services	243.7	213.6	897.1	806.6
Paper Services	178.2	173.0	699.0	662.9
Other	54.7	55.1	222.7	167.7
Net sales	$863.6	$805.4	$3,312.4	$3,033.3

The following table presents direct contribution by reportable segment and reconciles the total segment direct contribution to earnings (loss) before income taxes:

	Three Months ended December 31, 2005	Three Months ended December 31, 2004	Year ended December 31, 2005	Year ended December 31, 2004
Segment direct contribution:
Industrial and Institutional Services	$97.1	$94.8	$364.3	$353.5
Energy Services	52.3	43.1	191.0	173.5
Paper Services	34.4	40.3	136.0	155.8
Other*	(18.0)	(21.8)	(66.5)	(78.1)
Total segment direct contribution	165.8	156.4	624.8	604.7

Expenses not allocated to segments:
Administrative expenses	39.8	50.6	174.3	189.0
Amortization of intangible assets	20.2	23.3	81.6	96.3
In-process research and development	-	-	-	122.3
Business optimization expenses	4.3	1.7	25.6	1.7
Operating earnings (loss)	101.5	80.8	343.3	195.4
Other income (expense), net	6.7	(50.5)	3.1	(57.0)
Interest income	2.2	2.5	8.4	10.2
Interest expense	(65.3)	(63.1)	(258.0)	(250.8)
Earnings (loss) before income taxes	$45.1	$(30.3)	$96.8	$(102.2)

*Reflects costs not allocated to segments, but deducted in arriving at direct contribution. Year-over-year variations primarily result of:
•	Charges to cost of product sold of $14.6 million in the year ended December 31, 2004, related to step up of inventory values in purchase accounting, not repeated in 2005.
•
Higher unfavorable supply chain variances of $21.2 million for the year ended December 31, 2005 vs. 2004, mostly attributable to purchase price and manufacturing volume variances, of which an estimated $12.1 million resulted from Gulf hurricanes.

•	$13.0 million favorable change in value of capitalized variances at foreign locations (FIFO methodology) for the year ended December 31, 2005 vs. 2004.

ATTACHMENT 4

Nalco Holding Company and Subsidiaries
EBITDA and Adjusted EBITDA (Unaudited)
(dollars in millions)

	Three Months ended December 31, 2005	Three Months ended December 31, 2004	Year ended December 31, 2005	Year ended December 31, 2004

Net earnings (loss)	$25.2	$(16.5)	$47.8	$(138.8)
Income tax provision (benefit)	18.6	(16.0)	43.3	30.8
Interest expense, net of interest income	63.1	60.6	249.6	240.6
Depreciation	33.3	33.6	133.3	114.3
Amortization	20.2	23.3	81.6	96.3
EBITDA	160.4	85.0	555.6	343.2

In-process research and development	-	-	-	122.3
Write-off of inventory step-up	-	0.1	-	14.6
Business optimization expenses	4.3	1.7	25.6	1.7
Asset write-offs	(2.1)	1.1	2.8	1.1
Profit sharing expense funded by Suez	0.6	2.1	5.5	20.7
Sponsor monitoring fees	-	2.8	-	11.2
Franchise taxes	(0.5)	(0.1)	1.4	2.2
Non-cash rent expense	(1.8)	(1.8)	1.6	1.6
Non-wholly owned entities	0.6	3.7	2.2	7.0
Loss (gain) on sale, net of expenses	0.4	(0.1)	4.1	0.2
Pension settlements/curtailments	0.5	-	0.5	-
Early extinguishment of debt	-	13.7	-	13.7
Other unusual charges	0.6	39.1	3.7	45.8
Adjusted EBITDA	$163.0	$147.3	$603.0	$585.3

ATTACHMENT 5

Nalco Holding Company and Subsidiaries
Free Cash Flow
(Unaudited)
(dollars in millions)

	Three Months ended December 31, 2005	Three Months ended December 31, 2004	Year ended December 31, 2005	Year ended December 31, 2004
Net cash provided by (used for) operating activities	$27.8	$(18.6)	$199.9	$237.5
Minority interests	(1.3)	(2.2)	(5.7)	(5.8)
Additions to property, plant, and equipment, net	(29.3)	(34.1)	(74.6)	(91.8)
Free cash flow	$(2.8)	$(54.9)	$119.6	$139.9

ATTACHMENT 6

Nalco Holding Company and Subsidiaries
Earnings Per Share and Share Base
(Unaudited)
(dollars in millions, except per share data)

		Three Months ended December 31, 2005		Three Months ended December 31, 2004
		Actual	Per Share*	Actual	Per Share*
Net earnings (loss)		$25.2	$0.17	$(16.5)	$(0.14)

Net earnings (loss) was reduced (increased) by the following items (after tax):
In-process research and development	IPR&D	$-	$-	$-	$-
Write-off of inventory step-up	COGS	-	-	0.1	-
Business optimization expenses	Bus Opt Exp	2.8	0.02	1.1	0.01
Profit sharing expense funded by Suez	COGS/SGA	0.4	-	1.3	0.01
Sponsor monitoring fees	OIOE	-	-	1.7	0.01
Early extinguishment of debt	OIOE	-	-	8.7	0.07
Other unusual charges	COGS/SGA/OIOE	0.4	-	24.2	0.20
		$3.6		$37.1

Memo Only
Net earnings (loss) was reduced (increased) by the following items (before tax):
In-process research and development	IPR&D	$-	$-	$-	$-
Write-off of inventory step-up	COGS	-	-	0.1	-
Business optimization expenses	Bus Opt Exp	4.3	0.03	1.7	0.01
Profit sharing expense funded by Suez	COGS/SGA	0.6	-	2.1	0.02
Sponsor monitoring fees	OIOE	-	-	2.8	0.02
Early extinguishment of debt	OIOE	-	-	13.7	0.12
Other unusual charges	COGS/SGA/OIOE	0.6	-	39.1	0.33
		$5.5		$59.5

Weighted-average of shares outstanding (millions):
Basic		141.8			118.9
Diluted		146.6			118.9

* Diluted

ATTACHMENT 7A

Nalco Holding Company and Subsidiaries
Earnings Per Share and Share Base
(Unaudited)
(dollars in millions, except per share data)

		Year ended December 31, 2005		Year ended December 31, 2004
		Actual	Per Share*	Actual	Per Share*
Net earnings (loss)		$47.8	$0.33	$(138.8)	$(1.42)

Net earnings (loss) was reduced (increased) by the following items (after tax):
In-process research and development	IPR&D	$-	$-	$122.3	$1.25
Write-off of inventory step-up	COGS	-	-	10.2	0.10
Business optimization expenses	Bus Opt Exp	17.1	0.12	1.1	0.01
Profit sharing expense funded by Suez	COGS/SGA	3.4	0.02	12.9	0.13
Sponsor monitoring fees	OIOE	-	-	7.0	0.07
Early extinguishment of debt	OIOE	-	-	8.7	0.09
Other unusual charges	COGS/SGA/OIOE	2.4	0.02	28.5	0.29
		$22.9		$190.7

Memo Only
Net earnings (loss) was reduced (increased) by the following items (before tax):
In-process research and development	IPR&D	$-	$-	$122.3	$1.25
Write-off of inventory step-up	COGS	-	-	14.6	0.15
Business optimization expenses	Bus Opt Exp	25.6	0.17	1.7	0.02
Profit sharing expense funded by Suez	COGS/SGA	5.5	0.04	20.7	0.21
Sponsor monitoring fees	OIOE	-	-	11.2	0.11
Early extinguishment of debt	OIOE	-	-	13.7	0.14
Other unusual charges	COGS/SGA/OIOE	3.7	0.03	45.8	0.47
		$34.8		$230.0

Weighted-average of shares outstanding (millions):
Basic			141.7		97.7
Diluted			146.6		97.7

* Diluted

ATTACHMENT 7B

Nalco Holding Company and Subsidiaries
Free Cash Flow - 2006 Forecast
(dollars in millions)

Year ended December 31, 2006
Net cash provided by operating activities	$282.0
Minority interests	(9.0)
Additions to property, plant, and equipment, net	(103.0)
Free cash flow	$170.0

ATTACHMENT 8